Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE
Contact: Lynda L. Glass
(717)339-5085

ACNB CORPORATION DECLARES
QUARTERLY CASH DIVIDEND & STOCK DIVIDEND

GETTYSBURG, Pa., October 20 — The Board of Directors of ACNB Corporation recently approved the payment of the regular quarterly cash dividend.  The cash dividend of $.21 per share is payable on December 15, 2006, to shareholders of record on December 1, 2006.  In addition, the Board of Directors declared a 5% common stock dividend to shareholders of record as of December 1, 2006, payable on December 15, 2006.  The cash dividend will be paid before giving effect to the subsequent 5% stock dividend.

     According to ACNB Corporation President & Chief Executive Officer Thomas A. Ritter, “By providing a substantial cash dividend, and augmenting the cash dividend with a special 5% stock dividend, ACNB Corporation is delivering both current and long-term value to our shareholders.   With our well established history of regular quarterly cash dividends, this stock dividend is intended to further enhance each shareholder’s investment.”

He continued, “The decision by ACNB Corporation’s Board of Directors to declare both the regular quarterly cash dividend and the stock dividend is in recognition and appreciation of our shareholders’ commitment to the ongoing vitality of our organization.”

With this fourth quarter regular dividend of $.21 per share, the regular quarterly dividends paid to shareholders for 2006 will total $.84 per share as of December 15, 2006.  In comparison to a year ago, ACNB Corporation also paid a fourth quarter regular dividend of $.21 per share in 2005 and regular quarterly dividends paid to shareholders for 2005 totaled $.84 per share.

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    ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, Adams County National Bank serves its marketplace via a network of eighteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA.  Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in thirty-two states, including Pennsylvania and Maryland, and offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD.  On September  30, 2006, total assets of ACNB Corporation were $965 million.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in ACNB Corporation’s filings with the Securities and Exchange Commission.

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ACNB #2006-08
October 20, 2006